Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Robert S. Tissue and Julie R. Cook or either of them his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Summit Financial Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and all amendments thereto, and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Date: February 28, 2013

/s/ Oscar M. Bean Oscar M. Bean	/s/ Gary L. Hinkle Gary L. Hinkle

/s/ George W. Pace George W. Pace	/s/ Gerald W. Huffman Gerald W. Huffman

/s/ Dewey F. Bensenhaver, M.D. Dewey F. Bensenhaver, M.D.	/s/ H. Charles Maddy, III H. Charles Maddy, III

/s/ James M. Cookman James M. Cookman	/s/ Duke A. McDaniel Duke A. McDaniel

/s/ John W. Crites John W. Crites	/s/ Jeffrey E. Hott Jeffrey E. Hott

/s/ J. Scott Bridgeforth J. Scott Bridgeforth	/s/ G. R. Ours, Jr. G. R. Ours, Jr.

/s/ James P. Geary, II James P. Geary, II	/s/ Phoebe Fisher Heishman Phoebe Fisher Heishman

/s/ Georgette R. George Georgette R. George	/s/ Charles S. Piccirillo Charles S. Piccirillo

/s/ Thomas J. Hawse, III Thomas J. Hawse, III